EXHIBIT 99.1

For immediate release For	More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
THIRD QUARTER EARNINGS OF $12.25 MILLION OR $0.59 PER SHARE
ABILENE, Texas, October 18, 2007 — First Financial Bankshares, Inc. (NASDAQ: FFIN) today announced earnings of $12.25 million for the third quarter of 2007, an increase of 7.4 percent compared with earnings of $11.40 million in the same quarter last year. Basic earnings per share were $0.59 compared with $0.55 in the same period last year.
“We continued to perform favorably for our shareholders and customers in the third quarter. We experienced improved results in loan growth, real estate mortgage activity, trust fees and new accounts,” said F. Scott Dueser, President and Chief Executive Officer. “We are pleased with our results for the quarter and year-to-date, especially in light of the very tight interest rate margin environment.”
Net interest income for the third quarter of 2007 increased 3.9 percent to $27.74 million compared with $26.70 million in the same quarter last year. The provision for loan losses was $475,000 in the third quarter of 2007, down from $1.09 million in the same quarter last year. The net interest margin, on a taxable equivalent basis, was 4.45 percent for the third quarter of 2007 compared with 4.49 percent in the same period a year ago but improved from 4.38 percent in the second quarter of 2007.
Noninterest income in the third quarter of 2007 was $11.99 million compared with $11.19 million in the same quarter last year. Trust fees increased 14.1 percent in the third quarter of 2007 to $2.16 million compared with $1.89 million in the same quarter last year due to continued growth of trust assets managed. Service charges on deposit accounts increased 4.0 percent in the third quarter of 2007 to $6.07 million compared with $5.84 million a year ago, reflecting continued growth in net new accounts. Real estate mortgage fees increased 32.4 percent to $1.02 million from $771,000 in the same quarter last year due to expansion of mortgage operations to more subsidiary bank locations. ATM and credit card fees increased 22.9 percent to $1.94 million versus $1.58 million a year ago, indicative of continued increased use of debit cards and the growth in net new accounts.
Noninterest expense increased 6.6 percent in the third quarter of 2007 to $21.98 million from $20.62 million in the same quarter last year. The largest component of this increase is salaries and employee benefits from increased annual salaries, healthcare costs and profit sharing. The Company’s efficiency ratio in the third quarter of 2007 stood at 53.53 percent compared with 52.80 percent in the same quarter a year ago.

For the first nine months of 2007, net income was $36.98 million, up 7.8 percent compared with $34.32 million a year ago. Basic earnings per share for the first nine months of 2007 were $1.78 compared with $1.66 in the same period last year. Net interest income increased 3.4 percent in the first nine months of 2007 to $81.56 million from $78.90 million in the same period last year. Noninterest income was $35.88 million in the first nine months of 2007, up 6.7 percent from $33.62 million a year ago.
As of September 30, 2007, consolidated assets for the Company totaled $2.89 billion compared with $2.71 billion a year ago. Loans totaled $1.46 billion at quarter end, compared with loans of $1.34 billion a year ago, an increase of 9.0%. Total deposits as of September 30, 2007, stood at $2.38 billion, up from $2.28 billion a year earlier. Non interest bearing deposits increased $25.9 million from a year ago. In addition, repurchase agreement balances with customers totaled $161.6 million at September 30, 2007 compared to $100.2 million at September 30, 2006, as our treasury management services continue to grow. Shareholders’ equity rose to $322.0 million as of September 30, 2007, compared with $293.1 million the prior year.
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 45 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Clyde, Moran and Albany; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; Hereford State Bank, Hereford; First Financial Bank, N.A., Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Trophy Club, Keller, Bridgeport, Decatur and Boyd; First Financial Bank, N.A., Stephenville, Granbury and Glen Rose; First National Bank, Sweetwater, Roby and Trent; and Weatherford National Bank, Weatherford, Willow Park and Aledo. The Company also operates First Financial Trust & Asset Management Company, N.A., with five locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise .

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	September 30,
	2007	2006
ASSETS:
Cash and due from banks	$107,597	$105,076
Fed funds sold	49,955	13,700
Investment securities	1,130,782	1,106,665
Loans	1,457,137	1,337,315
Allowance for loan losses	(16,728)	(16,498)

Net loans	1,440,409	1,320,817
Premises and equipment	61,431	61,066
Goodwill	62,113	62,113
Other intangible assets	3,455	5,022
Other assets	38,749	36,878

Total assets	$2,894,491	$2,711,337

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$657,861	$631,958
Interest-bearing deposits	1,724,740	1,648,577

Total deposits	2,382,601	2,280,535
Short-term borrowings	168,676	118,045
Other liabilities	21,212	19,634
Shareholders’ equity	322,002	293,123

Total liabilities and shareholders’ equity	$2,894,491	$2,711,337

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
INCOME STATEMENTS	2007	2006	2007	2006
Interest income	$42,555	$39,388	$125,887	$113,930
Interest expense	14,816	12,685	44,328	35,034

Net interest income	27,739	26,703	81,559	78,896
Provision for loan losses	475	1,091	955	1,814

Net interest income after provision for loan losses	27,264	25,612	80,604	77,082
Noninterest income	11,991	11,188	35,883	33,621
Noninterest expense	21,982	20,617	64,097	61,899

Net income before income taxes	17,273	16,183	52,390	48,804
Income tax expense	5,022	4,778	15,407	14,484

Net income	$12,251	$11,405	$36,983	$34,320

PER COMMON SHARE DATA
Net income — basic	$0.59	$0.55	$1.78	$1.66
Net income — diluted	0.59	0.55	1.77	1.65
Cash dividends	0.32	0.30	0.94	0.88
Book value			15.51	14.14
Market value			40.18	38.15
Shares outstanding — end of period	20,764,492	20,731,455	20,764,492	20,731,455
Average outstanding shares — basic	20,761,799	20,729,287	20,755,331	20,722,310
Average outstanding shares — diluted	20,891,357	20,788,068	20,879,709	20,780,598

PERFORMANCE RATIOS
Return on average assets	1.70%	1.67%	1.73%	1.68%
Return on average equity	15.61	15.93	16.10	16.36
Net interest margin (tax equivalent)	4.45	4.49	4.40	4.47
Efficiency ratio	53.53	52.80	52.85	53.36

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2007			2006
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,

ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$16,425	$16,458	$16,201	$16,498	$15,473
Loans charged off	(342)	(505)	(147)	(788)	(272)
Loan recoveries	170	234	162	244	206

Net (charge-offs) recoveries	(172)	(271)	15	(544)	(66)
Provision for loan losses	475	238	242	247	1,091

Balance at end of period	$16,728	$16,425	$16,458	$16,201	$16,498

Allowance for loan losses / period-end loans	1.15%	1.18%	1.17%	1.18%	1.23%
Allowance for loan losses / nonperforming loans	395.6	387.4	226.5	442.9	401.6
Net charge-offs (recoveries) / average loans (annualized)	0.05	0.08	0.00	0.16	0.02

NONPERFORMING ASSETS
Nonaccrual loans	$4,023	$4,179	$6,338	$3,529	$3,907
Accruing loans 90 days past due	206	61	928	129	201

Total nonperforming loans	4,229	4,240	7,266	3,658	4,108
Foreclosed assets	2,594	2,174	434	453	543

Total nonperforming assets	$6,823	$6,414	$7,700	$4,111	$4,651

As a % of loans and foreclosed assets	0.47%	0.46%	0.55%	0.30%	0.35%

CAPITAL RATIOS
Tier 1 Risk-based	14.81%	14.85%	14.71%	14.35%	14.72%
Total Risk-based	15.76	15.81	15.69	15.32	15.75
Tier 1 Leverage	9.31	9.05	8.89	8.87	8.91
Equity to assets	11.12	10.75	10.74	10.56	10.81

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
NONINTEREST INCOME	2007	2006	2007	2006
Gain on sale of student loans, net	$36	$180	$1,816	$2,051
Gain (loss) on securities transactions, net	(5)	60	80	60
Trust fees	2,158	1,891	6,530	5,572
Service charges on deposits	6,074	5,843	16,766	16,789
Real estate mortgage fees	1,022	771	2,624	1,780
Net gain (loss) on sale of foreclosed assets	13	—	48	(13)
ATM and credit card fees	1,938	1,577	5,516	4,559
Other noninterest income	755	866	2,503	2,823

Total Noninterest Income	$11,991	$11,188	$35,883	$33,621

NONINTEREST EXPENSE
Salaries and employee benefits	$11,723	$10,964	$34,610	$33,389
Net occupancy expense	1,504	1,508	4,358	4,498
Equipment expense	1,848	1,786	5,406	5,281
Printing, stationery and supplies	552	536	1,544	1,548
ATM and credit card expenses	990	865	2,881	2,538
Audit fees	230	200	674	638
Legal, tax and professional fees	689	567	1,992	1,728
Correspondent bank service charges	269	384	888	986
Advertising and public relations	638	586	1,801	1,768
Amortization of intangible assets	375	448	1,135	1,059
Other noninterest expense	3,164	2,773	8,808	8,466

Total Noninterest Expense	$21,982	$20,617	$64,097	$61,899

TAX EQUIVALENT YIELD ADJUSTMENT	$1,336	$1,156	$3,847	$3,495

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	September 30, 2007
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate

Interest earning assets:
Fed funds sold	$49,098	$638	5.16%
Interest bearing deposits in nonaffiliated banks	1,487	18	4.84%
Taxable securities	833,055	9,842	4.73%
Tax exempt securities	290,425	4,399	6.06%
Loans	1,422,602	28,994	8.09%

Total interest earning assets	2,596,667	43,891	6.71%
Noninterest earning assets	255,805

Total assets	$2,852,472

Interest bearing liabilities:
Deposits	$1,702,599	$13,028	3.04%
Fed funds purchased and other short term borrowings	170,866	1,788	4.15%

Total interest bearing liabilities	1,873,465	14,816	3.14%

Noninterest bearing liabilities	667,540
Shareholders’ equity	311,467

Total liabilities and shareholders’ equity	$2,852,472

Net interest income and margin (tax equivalent)		$29,075	4.45%

	Nine Months Ended
	September 30, 2007
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate

Interest earning assets:
Fed funds sold	$65,486	$2,498	5.10%
Interest bearing deposits in nonaffiliated banks	4,539	175	5.16%
Taxable securities	837,694	29,254	4.66%
Tax exempt securities	281,907	12,719	6.02%
Loans	1,407,489	85,088	8.08%

Total interest earning assets	2,597,115	129,734	6.69%
Noninterest earning assets	256,343

Total assets	$2,853,458

Interest bearing liabilities:
Deposits	$1,731,538	$39,325	3.04%
Fed funds purchased and other short term borrowings	151,095	5,003	4.43%

Total interest bearing liabilities	1,882,633	44,328	3.15%

Noninterest bearing liabilities	663,615
Shareholders’ equity	307,210

Total liabilities and shareholders’ equity	$2,853,458

Net interest income and margin (tax equivalent)		$85,406	4.40%